Exhibit 99.1

FS Development Corp. Announces Effectiveness of Registration Statement for

Proposed Business Combination with Gemini

Special Meeting Scheduled for February 3, 2021

SAN FRANCISCO, CA, January 19, 2021 – FS Development Corp., a Delaware corporation (the “Company”) (Nasdaq: FSDC), announced today that its registration statement on Form S-4 (File No. 333-249785) (as amended, the “Registration Statement”), relating to the previously announced business combination (the “Business Combination”) with Gemini Therapeutics, Inc. (“Gemini”), has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) and that it will commence mailing the definitive proxy statement/prospectus relating to the Special Meeting (the “Special Meeting”) of the Company’s stockholders to be held on February 3, 2021 in connection with the Business Combination. The proxy statement/prospectus is being mailed to the Company’s stockholders of record as of the close of business on January 15, 2021 (the “Record Date”). Notice of the Special Meeting will be mailed on or about January 20, 2021 to stockholders of record as of the Record Date.

Important Information About the Business Combination and Where to Find It

A full description of the terms of the Business Combination are provided in the Registration Statement, which include a prospectus with respect to the securities of the combined entity to be issued in connection with the Business Combination and a proxy statement with respect to the Special Meeting. The Company urges its investors, stockholders and other interested persons to read the definite proxy statement/ prospectus included in the Registration Statement, as well as other documents filed with the SEC, because these documents contain important information about the Company, Gemini and the Business Combination. The Registration Statement was declared effective by the SEC on January 19, 2021 and the definitive proxy statement/prospectus and other relevant documents will be mailed to the Company’s stockholders as of the Record Date. Stockholders may also obtain a copy of the definitive proxy statement/prospectus, and other documents filed with the SEC, without charge, by directing a request to: FS Development Corp., Attn: Secretary, 600 Montgomery Street, Suite 4500, San Francisco, California 94111. The definitive proxy statement/prospectus can also be obtained, without charge, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and Gemini and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the Business Combination under the rules of the SEC. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the definitive proxy statement/prospectus included in the Registration Statement and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: FS Development Corp., Attn: Secretary, 600 Montgomery Street, Suite 4500, San Francisco, California 94111.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Gemini Investor Contact:

Argot Partners

Sherri Spear

212-600-1902

gemini@argotpartners.com

Gemini Media Contact:

Argot Partners

Joshua Mansbach

212-600-1902

gemini@argotpartners.com

FSDC Contact:

Foresite Capital

Cindy Mesaros

415-413-7627

press@foresitecapital.com